Exhibit 99.3

AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENT

This Amendment to Restricted Stock Purchase Agreement (this “Amendment”) is made and entered into as of             , 2014, by and between StackEngine, Inc., a Delaware corporation (the “Company”), and              (the “Stockholder” with the Company and the Stockholder collectively referred to herein as the “Parties”), and amends that certain Restricted Stock Purchase Agreement, dated as of May 23, 2014 (the “Purchase Agreement”), by and between the Company and the Stockholder.

RECITALS

The Company is entering into a Series Seed Preferred Stock Purchase Agreement on or about the date hereof with certain investors regarding the purchase and sale of shares of the Company’s Series Seed Preferred Stock (the “Financing”), and as partial inducement to the investors participating in the Financing, the Parties desire to amend the Purchase Agreement to alter the vesting provisions regarding the Company’s right of repurchase applicable to the Unreleased Shares (as defined in the Purchase Agreement).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows, by execution of this Amendment:

1. The Parties agree that Section 4(A) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(A) Vesting. One-fourth (1/4th) of the total number of Shares shall be released from the Repurchase Option as of             , 2014, and, so long as the Purchaser’s continuous status as a Service Provider has not yet terminated in each such instance, 1/48th of the remaining Shares shall be released from the Repurchase Option in equal monthly installments over the next forty-eight (48) months following such date on the corresponding day of each relevant month (or if there is no corresponding day in any such month, on the last day of such month).”

2. The Parties agree that subsection (1) of the definition of “Good Reason” set forth in Section 3.E. of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(1) a material reduction in Purchaser’s base salary, which the parties agree is a reduction of at least 20% of Purchaser’s base salary;”

3. Effect of Amendment; Effectiveness. Except as specifically provided by this Amendment, the Purchase Agreement shall remain in full force and effect. This Amendment shall be deemed effective as of the date above as if executed by all Parties hereto on such date.

4. Governing Law. This Amendment shall be governed by the internal substantive laws, but not the choice of law rules, of Texas.

5. Counterparts; Copies. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies of signed signature pages shall be binding originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to Restricted Stock Purchase Agreement as of the day and year first above written.

“Company”

StackEngine, Inc.

By:

“Stockholder”

SIGNATURE PAGE TO AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENT